EXHIBIT 12.1

DONJOY, LLC
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                         ------------------------------------------------------------------ ------------------------
                                             Historical                         Historical                  Pro Forma    Pro Forma
                                         ------------------------------------------------------------------ ------------------------
                                                                                                            Nine Months    Year
                                          Nine Months Ended                                                    Ended       Ended
                                         September September                                                 September    December
                                            29,       30,                Years Ended December 31,                29,         31,
                                         ------------------------------------------------------------------ ------------------------
                                           2001      2000      2000      1999      1998     1997      1996      2001        2000
                                         ------------------------------------------------------------------ ------------------------

Income before income taxes ...........   $ 4,290   $ 3,881   $ 5,159   $ 9,515   $ 8,345   $10,904   $ 9,483   $ 7,855   $ 9,397

Interest .............................    12,856    11,445    15,876     7,057        --     2,072     2,459     9,442    13,816
Amortization of Debt Issuance Costs ..       692       647       877       409        --        --        --       579       763
Amortization of Discount on Sr. Notes        153       153       205       102        --        --        --       115       154
1/3 of rental expense-operating leases       848       749     1,064       895     1,064       775       765       848     1,064
                                         -------------------------------------------------------------------   -----------------

Earnings .............................   $18,839   $16,875   $23,181   $17,978   $ 9,409   $13,751   $12,707   $18,839   $25,194

Interest .............................   $12,856   $11,445   $15,876   $ 7,057   $    --   $ 2,072   $ 2,459   $ 9,442   $13,816
Amortization of Debt Issuance Costs ..       692       647       877       409        --        --        --       579       763
Amortization of Discount on Sr. Notes        153       153       205       102        --        --        --       115       154
1/3 of rental expense-operating leases       848       749     1,064       895     1,064       775       765       848     1,064
                                         -------------------------------------------------------------------   -----------------

Fixed Charges ........................   $14,549   $12,994   $18,022   $ 8,463   $ 1,064   $ 2,847   $ 3,224   $10,984   $15,797


Ratio of Earnings to Fixed Charges ...      1.29      1.30      1.29      2.12      8.84      4.83      3.94      1.72      1.59
                                         ===================================================================   =================